UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 17, 2013

Wabash National Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana	47905
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310

__________________

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

Wabash National Corporation (the “Company,” “Wabash” or “we”) is providing preliminary estimates of its first quarter operating results, as well as updating the guidance previously provided on first quarter and full year expectations for 2013. Quote and order activity throughout the first quarter remained healthy and in line with seasonal demand trends. As a result, backlog as of March 31, 2013 is estimated to have remained relatively consistent with the December 31, 2012 level of $666 million, at approximately $674 million, including approximately $168 million related to Walker Group Holdings LLC (“Walker”), a leading manufacturer of liquid-transportation systems and engineered products that Wabash acquired on May 8, 2012. New trailer shipments for the first quarter were approximately 8,600, consistent with the previous guidance provided of approximately 8,000 to 9,000 new trailers. Year-over-year consolidated revenues for the first quarter are estimated to have been higher by approximately $47 million, or 17 percent, as a result of the inclusion in the 2013 period of the results of Walker, which was partially offset by a reduction in trailer shipments as compared to the previous year period. In addition, we anticipate shipments of new trailers to be higher in the remaining quarters of 2013 when compared to the first quarter, and our full year guidance for new trailer shipments of 45,000 to 48,000 remains unchanged.

Operationally during the quarter, Wabash continued to benefit from an improved mix of higher-margin trailer orders and diversification into higher margin opportunities through its Diversified Products segment, which was partially offset by lower new trailer shipment levels in the Commercial Trailer Products segment. As a result of these factors, gross margins are expected to remain consistent with the prior quarter’s margins, resulting in first quarter GAAP earnings in the range of $0.07 to $0.08 per diluted share, or $0.08 to $0.09 per diluted share on an adjusted non-GAAP basis after excluding approximately $0.01 per diluted share of costs related to the recent acquisitions of Walker (discussed above) and certain assets of Beall Corporation (“Beall”) on February 4, 2013. On a GAAP basis, net income is estimated to be approximately $5 million to $6 million for the first quarter of 2013. Operating EBITDA, which excludes the effects of certain costs related to the Walker acquisition and Beall asset purchase, is estimated to be in the range of $26 million to $27 million for the first quarter of 2013.

The information above is preliminary and is subject to change as final results are completed. As a result, actual results could be materially different from these estimates. Wabash is scheduled to release its first quarter 2013 results on Tuesday, April 30, 2013, after the close of the financial markets.

Non-GAAP Financial Information

Adjusted earnings per diluted share and Operating EBITDA are non-GAAP measures of financial performance and should not be considered as an alternative to the GAAP presentation of earnings per diluted share and net income. Reconciliations to GAAP financial information should be carefully evaluated.

Adjusted earnings per diluted share reflects adjustments for non-recurring charges related to expenses in connection with the Company’s acquisitions of Walker and certain assets of Beall. Management believes providing these measures and excluding the impact of the non-recurring expenses and benefits attributable to the acquisitions of Walker and certain assets of Beall facilitates comparisons to the Company’s prior year periods and provides a consistent basis for comparing results from one period to another. Also, when combined with the primary GAAP presentation of diluted net income per share, this measure is beneficial to an investor’s understanding of the Company’s performance.

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as certain charges in connection with the Company’s acquisitions of Walker and certain assets of Beall. Management believes Operating EBITDA provides useful information to investors regarding the results of operations. The Company provides this measure because it believes it is useful for investors to understand the performance period to period with the exclusion of the items identified. Management believes the presentation of Operating EBITDA, when combined with the primary GAAP presentation of operating income, is beneficial to an investor’s understanding of the Company’s operating performance. A reconciliation of estimated Operating EBITDA to estimated net income is presented below (in millions):

Q1 2013 Operating EBITDA Guidance Range Reconcilation	Low	High

Net income	$5	$6
Income tax expense	4	4
Interest expense	7	7
Depreciation and amortization	9	9
Stock-based compensation	2	2
Acquisition expenses	1	1
Other non-operating expense (income)	(2)	(2)
Operating EBITDA	$26	$27

Safe Harbor Statement

This Form 8-K contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this Form 8-K other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by the Company in its filings with the Securities and Exchange Commission, including the risks and uncertainties described therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: April 17, 2013	By:	/s/ Mark J. Weber
Mark J. Weber
Senior Vice President and Chief Financial Officer

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